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FROM:	Eos International, Inc.

CONTACT:	Pat Pinto Director, Communications & Administration Eos International, Inc. (212) 887-6869

For Immediate Release

EOS APPOINTS JOE FERREIRA PRESIDENT AND CHIEF EXECUTIVE OFFICER

NEW YORK – September 29, 2003 — Eos International, Inc. (OTCBB: EOSI) announced today the appointment of Jose (Joe) Ferreira, Jr. as its President and Chief Executive Officer and a Member of its Board of Directors. He replaces James M. Cascino, who will remain with the company and continue as President and Chief Executive Officer of I.F.S. of New Jersey, Inc., as well as a Member of the Board of Directors of Eos. In addition, Cascino has been named to the newly created position of Corporate Executive Vice President of Eos.

Ferreira has more than 20 years of senior management experience at Avon Products, Inc., a direct seller of personal care and other products, most recently as Co-Chief Operating Officer and Member of the Board of Directors. Ferreira was responsible for international business, strategic planning, new business development and new markets at Avon. Prior to that, Ferreira served in a variety of general management and financial executive positions including President, Avon Europe, Asia and Africa; Executive Vice President and President, Avon Asia Pacific; President, Avon Iberia; Area Vice President of Avon Latin America; and Vice President/Head of Finance for the Avon Group.

Since February 2001, Mr. Ferreira has served as President and Chief Executive Officer of Woodclyffe Group L.L.C., a management consulting and interim management firm founded by Ferreira. The firm specializes in business performance improvement, foreign market entry, and brand building. Ferreira will continue his relationship with Woodclyffe.

Ferreira is a member of the board of directors of Nu Skin Enterprises, Inc., a Member of the Board of Directors and Chairman of the Audit Committee of Applied Tech Products, Inc. and a member of the Direct Selling Association.

“Eos is truly fortunate to have someone of Joe’s caliber and experience as its CEO,” said Eos Chairman of the Board, Peter Lund. “Joe has a deep understanding of the business and competitive issues facing the direct marketing industry today. We are confident that under Joe’s leadership, we will continue to strategically build the company adding value for our stockholders.”

“I am delighted to join Eos,” said Joe Ferreira. “This is an extraordinary time for direct marketers who understand and satisfy the needs of their customers, respect and support their distributors and are able to build superior brands. Eos has a terrific management team and I am looking forward to working with them.”

“Jim Cascino has done a fine job and we are grateful to him for the direction and dedication he has shown over the past two years,” Lund continued. “Jim will use his years of experience and understanding of direct sales and consumer products industries to further Eos’ growth and performance strategies.”

About Eos International, Inc.

Eos International, Inc. is a public holding company for direct selling companies of consumer goods. Eos owns 100% of the capital stock of each of Discovery Toys, Inc. and I.F.S. of New Jersey, Inc. (IFS) and 85% of the capital stock of Regal Greetings and Gifts Corporation.

Discovery Toys is a leading direct seller of educational toys, books and software and sells its products through its network of approximately 30,000 sales representatives in the U.S. and Canada. Discovery Toys offers more than 200 products. Early childhood products are categorized by age level and are selected to grow with a child’s natural interests, development levels and evolving learning styles. Each product is tested to ensure the highest standards of educational quality, play value, durability and safety.

Regal Greetings & Gifts is one of Canada’s leading direct selling organizations and provides unique, quality, value-priced products to Canadian consumers through its more than 450,000 independent sales representatives. Regal’s product line includes high quality greeting cards and gift wrap as well as innovative items for personal and home use.

IFS is a consumer products-based fundraising company providing turnkey fundraising programs to over 15,000 primary and secondary schools throughout the U.S. and the Caribbean each year. These programs are provided at no cost to schools in an effort to raise money for a wide variety of educational and extracurricular activities. Current product lines include fashion jewelry, gift and decorative items, gift wrap, chocolates, and paper products.

Certain statements made herein that use the word “will” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various known and unknown risks and we caution you that any forward-looking information provided by us or on our behalf is not a guarantee of Eos’ future performance. Actual results could be materially different from those which may be expressed or implied by such statements due to a number of factors, some of which are beyond our control, including, among others, the volatile and competitive nature of the consumer products and direct selling industries, changes in general economic and business conditions, including currency fluctuations, Eos’ ability to attract and maintain relationships with our independent and hired sales forces, intellectual property and other claims, Eos’ ability to successfully implement and execute its acquisition strategies, and Eos’ ability to raise additional sources of financing or capital to satisfy its operating expenses and working capital needs. For additional information regarding these and other risks and uncertainties associated with Eos’ business, please refer to reports filed from time to time by Eos with the Securities and Exchange Commission.

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